Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Reports Strong First Quarter Results; Axon Dispatch Is Live, Record International Sales, Pipeline is Robust

Scottsdale, Ariz., May 7, 2020 — Axon (Nasdaq: AAXN), the global leader in connected public safety technologies, today released the following quarterly update letter to shareholders.

Dear Shareholders,

The first several months of 2020 are proving that Axon is resilient. You can see this in our adaptability to change, in the solutions-oriented culture embodied by our dedicated employees, and in our financial position.

For more than 25 years, Axon has been dedicated to serving those who protect and serve. Now, as always, our public safety customers are on the front lines of protecting the public, and sadly, too many of them have lost their lives to COVID-19. Axon mourns for fallen officers and their families, and we have pivoted to dedicate a portion of our supply chain to source critical safety equipment such as masks, gloves and hand sanitizer for first responders.

We continue to ship our hardware products at volume. Axon is viewed as “mission critical” under Department of Homeland Security guidelines and we hear this in feedback from our customers. We are focused on keeping our manufacturing lines open and our employees and customers safe.

Our cloud-based software has proven more useful than ever in supporting public safety and promoting social distancing. In March, we began providing global access to the full feature set of Axon Citizen, free of cost this year, to every agency that is not already using it. Axon Citizen enables virtual evidence collection, eliminating the need for officers to have to collect digital files in person and reducing the need for community members to visit a station.

Axon’s core business remains robust and healthy, as seen in our Q1 2020 results, with revenue up 27% year over year. Particularly noteworthy was international revenue growth of 38%, driven by strong sales in the UK, Australia and Canada and sales to new, untapped international markets in Asia and Latin America — the direct result of our targeted investments in sales channel expansion. We discuss current market trends in our Outlook section.

We have a big mission to fulfill, which supports our robust long-term revenue growth and profitability goals. Axon is on track to complete record hiring through the first six months of this year, and we continue to attract bar-raising technology talent from the world’s other top innovators.

Our strategic priorities in 2020 are to continue to execute in our core market, while accelerating our path-to-market in new product categories such as productivity (Records) and communications (Dispatch), and expanding to new customer categories, such as corrections, U.S. federal agencies and new international markets.

Axon’s response to COVID-19:

We have been clear-eyed about the challenges surrounding COVID-19 and we aspire to lead from the front. We certainly do not celebrate difficult times, but we do see them as challenges that can bring out the greatness in people and companies. We believe Axon will emerge from this crisis even stronger.

Customer support: We are supporting our customers through a period of upheaval, doing our best to be a stable and reliable partner in this storm. Initiatives include:

•	Free access to Axon Citizen cloud software, to enable social distancing, for the rest of 2020. After this offering, we saw agency usage of Citizen climb by 35%.
o

“Our officers were excited to hear that now, they can send the link directly to the citizen from their city-issued smartphones,” said Bakersfield Police Department Sgt. Uriel Pacheco. “The implementation has not only saved our officers time, but reduced the need for interaction when collecting digital evidence.”

•

A partnership with the National Police Foundation where Axon has committed over $1.7 million, plus the efforts of our operations and supply chain, in sourcing personal protective equipment (PPE) for first responders. This effort, which allows the public to donate, has been trending on social media with the hashtag, #gotyoucovered, and received a mention on Twitter from Vice President Mike Pence.

•	An online support center for our customers. https://www.axon.com/covid-19-support-center
•

The Axon Accelerate user conference in Nashville in early August is going virtual. Axon’s annual user conference has grown to be the largest technology-focused conference in law enforcement. We're looking forward to delivering immersive engagement to educate our customers about our products in an online and VR format.

Employee safety & manufacturing: Axon takes health and safety seriously, and our entire mission is to protect life. Just days after our last quarterly update, we curbed all non-essential employee travel and then quickly moved to support our information workers to do their jobs from home.

Our customers are counting on us to deliver TASER 7 and Axon body cameras. We are proud to be able to ensure that first responders have the tools they need to keep society safe and orderly. Early on in the US outbreak, Axon management was in discussions with local authorities and our Board, particularly Dr. Richard Carmona, the former US Surgeon General, and determined that the best course of action was to keep our critical manufacturing lines open to satisfy customer demand.

We’ve also taken steps to mitigate contamination risk in our facilities. This includes staggering work schedules, proactively sending high-risk groups home with pay, providing access to a registered nurse on site and increasing our cleaning standards to a level that exceeds CDC guidance.

Supply chain: We have adapted well to ongoing challenges. In 2019, we took action to diversify our supply chain and global manufacturing footprint. Those initiatives positioned us well to handle COVID-19, enabling us to produce and ship our critical core products with little to no interruption. While we feel confident in our preparations, there are still many unforeseen challenges that lay ahead. We continue to manage through supply chain disruptions, finding alternate sources when available or working with foreign regulators to ensure that our suppliers can provide parts. We elevated our inventory build in Q1 2020 and are continuing to do so over the course of 2020, which is a proactive approach to building safety stock in an effort to minimize shipping disruptions. We are committed to working through challenges as they arise to support our customers and deliver mission critical equipment.

Shareholder engagement: We have pivoted our shareholder engagement to a virtual format. Our annual meeting, scheduled for May 29, will be held online at www.virtualshareholdermeeting.com/AAXN2020, and we will be participating in several upcoming investor conferences utilizing video conferencing. All investor materials and events are available at investor.axon.com.

Progress on our core initiatives:

•

Axon Dispatch is officially powering 911—we are live in Maricopa, Ariz., with our first paid customer: At 6 am on April 19, Arizona’s City of Maricopa Police Department moved over from a competitor and went live on Axon’s cloud-based Computer Aided Dispatch (CAD) solution to power their 911 incident response. We are proud of our engineering, product, customer support and professional services teams for delivering this key milestone, and excited that Axon is now officially powering mission-critical 911 infrastructure in a US city. Particularly during COVID-19, this deployment required intense attention to detail, with more than two dozen people on Zoom and a reduced, scrappy onsite team. We internally live-streamed the deployment and coordinated among our staff and with the agency using our own situational awareness tools: Axon Body 3 camera hardware and Axon Aware live-streaming cloud software. Axon’s ability to deliver a key new product, on schedule, in the middle of a global pandemic, is a testament to Axon’s adaptability in the face of challenges and the dedication of our talented employees. It’s also a testament to our customer, the City of Maricopa Police Department, led by Chief Steve Stahl and his relentless commitment to modern policing and innovation on behalf of the citizens he protects.

•

Our SaaS strategy is driving a net revenue retention of 120%: We drive adoption of our cloud software solutions through integrated bundling, which creates a flywheel effect of compounding benefits for customers. Officer Safety Plan 7+, our highest-tier bundle, combines our latest generation TASER devices and body cameras with a growing suite of cloud software, including the Axon Records records management system (RMS) and the Axon Aware live-streaming and real-time situational awareness platform. We are seeing major cities upgrading their subscriptions at individual net dollar retention rates of 150% to 300% to take advantage of our growing suite of productivity and digital evidence management tools. And, because our agency customers sign up for five-to-ten-year subscriptions, we continue to experience low annual churn. These factors have combined to sustain a dollar-based net revenue retention of about 120% across our entire SaaS customer base over the past two quarters. (This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”)

•

Flock Safety strategic partnership augments camera sensor strategy: In Q1 2020, we entered into a commercial partnership with Flock Safety, a venture-backed provider of advanced security for neighborhoods and law enforcement. Our relationship with Flock is three-fold: We are a channel partner, an integration partner, and a minority investor. We intend to make it easier and more cost effective for police departments to deploy a network of fixed and mobile automated license plate reader (ALPR) sensors by integrating and bundling Flock’s solution alongside our upcoming Axon Fleet 3 in-car solution. Both Fleet 3 and Flock are built with an ethical design framework, and seek guidance from Axon’s independent AI Ethics Board. We are excited that through our Flock partnership, our camera sensor offerings now include body-worn, in-car and fixed pole cameras.

•

Increased momentum in corrections: Axon is now engaged with more than 10 state departments of corrections, including the five most populous states in the country — California, Texas, Florida, New York and Pennsylvania — which are either purchasing our products, undergoing trials at scale, or seeking to have budget discussions and command demonstrations of TASER devices, Axon body cameras and Axon Cloud software. In the US, there are about 450,000 correctional officers and about 92,000 probation and parole officers, and we estimate that TASER device and Axon body camera penetration among them is minimal. State departments of corrections are seeing dramatic reductions in violence following the deployment of TASER devices, Axon body cameras, or both. As one example, within a recent webinar sponsored by the Department of Justice, Bureau of Justice Assistance, the Florida Department of Corrections shared results of a 1.5-year pilot deploying TASER devices and Axon body-worn cameras, which resulted in a 42% reduction in staff assaults, 51% reduction in uses of force in the general population, and a 70% reduction in excessive force complaints.

Summary of Q1 2020 results:

•

Revenue grew 27% year over year to $147 million, with strength driven by our Software & Sensors product segment, which grew 41% year over year due to demand for Axon Cloud software offerings and Axon Body 3, our latest generation camera that features LTE-connectivity and location-based services. International revenue grew 38% in the quarter to a record $30 million.

•	Gross margin increased both sequentially and year over year to 60.2%
•

Operating expenses of $89 million included $20 million in stock-based compensation expense and $6 million in costs related to the FTC litigation. (An update on FTC litigation is below, under “Update on Legal Matters.”)

•	GAAP EPS was $0.07 and Non-GAAP EPS was $0.40.
•

Quarterly Adjusted EBITDA of $30 million more than doubled year over year, representing a 20% margin on revenue, and delivering a 51% incremental contribution margin on revenue when compared with Q1 2019.

•	Cash and cash equivalents and investments totaled $395 million, including an investment payable of $13.5 million at March 31, 2020.
o

Uses of cash in the first quarter included $8.5 million tied to selling long-term hardware subscriptions, which results in recognizing revenue ahead of invoicing, $8.6 million tied to building up hardware inventory, which helped us respond to strong product demand while preparing us well to stagger factory work schedules due to COVID-19, and $4.7 million related to a strategic investment in Flock Safety.

o	Accounts payable of $32 million included the above mentioned $13.5 million payable, which settled in early April.
•	Axon has zero debt.

Financial commentary by segment:

TASER:

	THREE MONTHS ENDED			CHANGE
	31 MAR 2020	31 DEC 2019	31 MAR 2019	QoQ		YoY
	(in thousands)
Net sales	$75,895	$83,955	$65,391	(9.6)%		16.1%
Gross margin	60.1%	60.5%	64.4%	(40)	bp	(430)	bp

•	Segment revenue grew 16% year over year on strong demand for our cloud-connect TASER 7 device, and cartridges.
•	Gross margin of 60.1% reflects product mix and 100 basis points of incremental COVID-19 related manufacturing overhead.
o

Manufacturing employees who did not work, either due to belonging to a high risk group or to reduce the number of people in the factory to ensure adequate spacing and physical distancing, continued to receive payment. We incurred incremental expenses in Q1 2020 related to this decision, which included the cost of paying these employees in Q2 2020.

o

Through at least Q2 2020, TASER segment gross margin may continue to reflect COVID-19-related costs, including hazard pay, an on site nurse, extra cleaning, staggered shifts, and other precautionary measures to keep our workers safe.

Software & Sensors:

	THREE MONTHS ENDED			CHANGE
	31 MAR 2020	31 DEC 2019	31 MAR 2019	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$39,154	$36,805	$27,631	6.4%		41.7%
Axon Cloud gross margin	75.3%	76.1%	73.6%	(80)	bp	170	bp

Sensors and Other net sales	$32,113	$51,091	$22,788	(37.1)%		40.9%
Sensors and Other gross margin	42.0%	27.0%	28.4%	1,500	bp	1,360	bp

•	Axon Cloud revenue grew 42% year over year to $39 million, driven by public safety adoption of our high-value, software-heavy bundles.
•

Axon Cloud gross margin of 75% includes some low-to-no margin professional services that support new installations for SaaS customers. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.

•	Sensors & other revenue grew 41% year over year due to strong demand and shipments of our Axon Body 3 camera.
•

Sensors & other gross margin was 42%. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix.

Forward-Looking Performance Indicators:

	31 MAR 2020	31 DEC 2019	30 SEP 2019	30 JUN 2019	31 MAR 2019
	($in thousands)
Annual recurring revenue (1)	$173,919	$161,277	$141,540	$129,452	$122,276
Total company future contracted revenue	$1,274,000	$1,230,000	$1,130,000	$1,050,000	$930,000
Percentage of TASER devices sold on a recurring payment plan	43%	58%	55%	60%	42%

(1)	Monthly recurring license, integration, warranty, and storage revenue annualized.
•	Annual Recurring Revenue grew 42% year over year to $174 million.
•

Total company future contracted revenue grew to $1.27 billion. This amount is limited to revenue from arrangements that meet the definition of a contract under Topic 606 as of March 31, 2020. We expect to recognize between 20% to 25% of this balance over the next 12 months and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

•	The percentage of TASER devices sold on a subscription fell to 43% in the quarter because of the mix of units sold internationally, which has a lower subscription-adoption rate than the US.

Current market trends and outlook:

The following forward-looking statements reflect Axon’s expectations as of May 7, 2020, and are subject to substantial uncertainty due to the COVID-19 pandemic.

What we’re seeing in the market: To date, we are seeing mixed changes to buying habits among major US city police departments — some departments are continuing to place large orders for Axon products, and communicating gratitude that we are shipping mission critical equipment. We are seeing some agencies move to standard issue on Axon devices, to reduce sharing among officers, which has boosted orders.

A small number of agency customers have delayed their body camera programs, or postponed their subscription upgrades until unspecified later dates. Thus far, the impact of these COVID-19-related order delays to our full-year projections have been more than offset by a stronger-than-expected Q1 2020, better-than-expected international TASER orders realized through May 2020, and a strengthening Federal pipeline.

Through May, Axon has been executing upon orders from countries with which Axon has not historically done business, and this widening customer base is providing new revenue opportunities. So far in 2020, Axon has received body camera and TASER orders from Latin America, Asia, Southeast Asia, and South Asia — all representing new country markets — and we are also seeing stronger-than-average order activity in the UK.

We have also been encouraged by the speed with which the federal government has provided financial support to public safety. It is still early in the federal response, and the 2020 CARES Act contains $850 million in grants to state and local law enforcement, through the Edward Byrne Memorial Justice Assistance Grant (JAG), which is already more proactive than what we saw in the global economic recession of 2008-2009, as the first JAG grant then didn’t occur until 2009. In addition, the early phase COVID-19 stimulus packages included $150 million for federal law enforcement.

Withdrawing formal guidance: Given the number of factors outside of Axon’s control, we are withdrawing our previously provided formal full year guidance of $100 million to $105 million in Adjusted EBITDA on revenue of $615 million to $625 million, as we closely monitor municipal budgets and their potential impact on customer procurement cycles, which could materially alter our pipeline. While municipal government budget appropriations have not been a historical challenge for Axon, the severity of the economic slowdown related to COVID-19 increases appropriations risk.

Internal estimates & visibility: At this time, our best estimate for our 2020 performance remains in line with our previously issued guidance, but there is enough uncertainty in how the current crisis will affect our customers that we don't feel that our internal estimates should be considered formal guidance.

Axon remains confident in its long-term, multi-year outlook, and we firmly believe we will emerge from the COVID-19 crisis even stronger. Our confidence is supported by our strong Q1 2020 performance and the state of our current pipeline, which remains robust and is more geographically diverse than ever. While our contracts are subject to appropriations risk, at this point in time, the revenue realized in Q1 2020 plus the recurring revenue under contract for the remaining three quarters gives Axon visibility into approximately 50% of the midpoint of the previously issued full-year revenue guidance range.

Axon is proud to be taking care of our customers, our employees, and our societal stakeholders. We feel confident we will one day look back at 2020 as a pivotal year where we not only rose to the challenge, but we accelerated progress and created new opportunities. More importantly, we extended a hand to help our customers and their communities when it mattered.

Signed,

Rick Smith, CEO

Luke Larson, President

Jawad Ahsan, CFO

Quarterly conference call and Webcast

We will host our Q1 2020 earnings conference call on May 7 at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/92548816017.

Statistical Definitions

Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

•	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
•

Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).

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Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding pre-tax certain other items, including, but not limited to, net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; and costs related to business acquisitions. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•

Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.

•

Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment, intangible assets and cash flows related to business acquisitions and other equity investments.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
•	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, and where everyone has access to a fair and effective justice system. Axon is also a leading provider of body cameras for US law enforcement, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG disclosure at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 232,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Facebook is a trademark of Facebook, Inc.; LTE is a trademark of the European Telecommunications Standards Institute; Twitter is a trademark of Twitter, Inc. and Zoom is a trademark of Zoom Video Communications, Inc. Axon, Axon Aware, Axon Accelerate, Axon Evidence, Axon Records, Axon Fleet, TASER, TASER 7 and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

•	Axon on Twitter: https://twitter.com/axon_us
•	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

These forward-looking statements include, without limitation, statements regarding: the impact of the COVID-19 pandemic; proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; the impact of pending litigation; our outlook for 2020 with respect to revenue, legal expenses relating to the FTC litigation, stock compensation expense, and income tax rate; trends relating to subscription plan programs and revenues; our anticipation that contracts with governmental customers will be fulfilled; expected trends, including the benefits of, research and development investments; the sufficiency of our liquidity and financial resources; that we may repurchase our common stock; expectations about customer behavior; the impact on our investment portfolio of changes in interest rates; trends in the percentage of our revenues denominated in foreign currencies; our potential use of foreign currency forward and option contracts; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10‑K for the year ended December 31, 2019. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including our reliance on third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our product by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives and to evolving regulations surrounding privacy and data protection; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading "Risk Factors" in the Annual Report on Form 10-K and in the Quarterly Report on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Digital Ally v. Axon

On April 22, 2020, the Federal Circuit Court of Appeals (No. 19-2065) affirmed the Kansas district court’s non-infringement ruling and entered judgment on Digital's appeal in favor of Axon. This ruling effectively ends this litigation filed in January 2016. Digital had claimed that Axon’s Signal Technology infringed its ’452 Patent. The court of appeals ruling may be found at https://www.axon.com/legal.

Axon v. FTC

Axon continues to both vigorously prosecute its Federal court case against the FTC and defend the FTC's separate administrative action against the company. Presently, the FTC's administrative action has been stayed until June 3, 2020, due to the COVID-19 pandemic, and the hearing has been rescheduled to September 9, 2020. Separately, Axon's case against the FTC was dismissed on April 8, 2020, without prejudice, for lack of jurisdiction, holding that Axon must first bring its constitutional claims through the FTC's administrative process. Axon has appealed that ruling to the Ninth Circuit Court of Appeals (No. 20-15662), which has granted expedited consideration and set oral argument for July 17, 2020. A copy of Axon's appellate brief can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.  Please visit https://investor.axon.com,

https://www.axon.com/press, www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/ where Axon discloses information about the company, its financial information, and its business.

For investor relations information please contact Andrea James via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED
	31 MAR 2020	31 DEC 2019	31 MAR 2019
Net sales from products	$107,288	$134,497	$88,089
Net sales from services	39,874	37,354	27,721
Net sales	147,162	171,851	115,810
Cost of product sales	48,884	70,418	39,600
Cost of service sales	9,670	8,793	7,293
Cost of sales	58,554	79,211	46,893
Gross margin	88,608	92,640	68,917
Operating expenses:
Sales, general and administrative	63,027	78,281	42,892
Research and development	26,381	28,745	23,354
Total operating expenses	89,408	107,026	66,246
Income (loss) from operations	(800)	(14,386)	2,671
Interest and other income, net	941	2,486	2,313
Income (loss) before provision for income taxes	141	(11,900)	4,984
Provision for (benefit from) income taxes	(3,933)	479	(1,435)
Net income (loss)	$4,074	$(12,379)	$6,419
Net income (loss) per common and common equivalent shares:
Basic	$0.07	$(0.21)	$0.11
Diluted	$0.07	$(0.21)	$0.11
Weighted average number of common and common equivalent shares outstanding:
Basic	59,609	59,374	58,914
Diluted	60,394	60,257	59,751

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 MAR 2020			31 DEC 2019			31 MAR 2019
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$75,175	$32,113	$107,288	$83,406	$51,091	$134,497	$65,301	$22,788	$88,089
Net sales from services (2)	720	39,154	39,874	549	36,805	37,354	90	27,631	27,721
Net sales	75,895	71,267	147,162	83,955	87,896	171,851	65,391	50,419	115,810
Cost of product sales	30,248	18,636	48,884	33,144	37,274	70,418	23,278	16,322	39,600
Cost of service sales	—	9,670	9,670	—	8,793	8,793	—	7,293	7,293
Cost of sales	30,248	28,306	58,554	33,144	46,067	79,211	23,278	23,615	46,893
Gross margin	45,647	42,961	88,608	50,811	41,829	92,640	42,113	26,804	68,917
Gross margin %	60.1%	60.3%	60.2%	60.5%	47.6%	53.9%	64.4%	53.2%	59.5%

Research and development	3,032	23,349	26,381	4,185	24,560	28,745	3,712	19,642	23,354

(1)

Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.

(2)

Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED
	31 MAR	31 MAR	Unit	Percent
	2020	2019	Change	Change
TASER 7	11,430	8,835	2,595	29.4%
TASER X26P	11,003	14,985	(3,982)	(26.6)
TASER X2	10,478	9,861	617	6.3
TASER Pulse and Bolt	3,261	1,253	2,008	160.3
Cartridges	873,364	616,517	256,847	41.7
Axon Body	39,864	25,848	14,016	54.2
Axon Flex	3,074	3,591	(517)	(14.4)
Axon Fleet	2,676	1,735	941	54.2
Axon Dock	5,297	4,994	303	6.1
TASER Cam	1,514	1,741	(227)	(13.0)

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	31 MAR 2020	31 DEC 2019	31 MAR 2019
EBITDA and Adjusted EBITDA:
Net income (loss)	$4,074	$(12,379)	$6,419
Depreciation and amortization	2,881	3,165	2,800
Interest expense	7	19	6
Investment interest income	(693)	(1,760)	(2,003)
Provision for (benefit from) income taxes	(3,933)	479	(1,435)
EBITDA	$2,336	$(10,476)	$5,787

Adjustments:
Stock-based compensation expense	$20,195	$48,300	$7,905
Transaction costs related to investment in unconsolidated affiliate	833	—	—
Loss on disposal and abandonment of intangible assets	13	16	18
Loss on disposal and impairment of property and equipment, net	517	134	242
Costs related to FTC litigation	6,135	240	—
Adjusted EBITDA	$30,029	$38,214	$13,952
Net income (loss) as a percentage of net sales	2.8%	(7.2)%	5.5%
Adjusted EBITDA as a percentage of net sales	20.4%	22.2%	12.0%

Stock-based compensation expense:
Cost of product and service sales	$590	$790	$226
Sales, general and administrative	14,970	40,212	4,681
Research and development	4,635	7,298	2,998
Total	$20,195	$48,300	$7,905

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	31 MAR 2020	31 DEC 2019	31 MAR 2019
Non-GAAP net income:
GAAP net income (loss)	$4,074	$(12,379)	$6,419
Non-GAAP adjustments:
Stock-based compensation expense	20,195	48,300	7,905
Loss on disposal and abandonment of intangible assets	13	16	18
Loss on disposal and impairment of property and equipment, net	517	134	242
Transaction costs related to investment in unconsolidated affiliate	833	—	—
Costs related to FTC litigation	6,135	240	—
Income tax effects	(7,837)	(11,863)	(2,016)
Non-GAAP net income	$23,930	$24,448	$12,568

	THREE MONTHS ENDED
	31 MAR 2020	31 DEC 2019	31 MAR 2019
Non-GAAP diluted earnings per share:
GAAP diluted earnings per share	$0.07	$(0.21)	$0.11
Non-GAAP adjustments:
Stock-based compensation expense	0.33	0.80	0.13
Loss on disposal and abandonment of intangible assets	0.00	0.00	0.00
Loss on disposal and impairment of property and equipment, net	0.01	0.00	0.00
Transaction costs related to investment in unconsolidated affiliate	0.01	-	-
Costs related to FTC litigation	0.10	0.00	-
Income tax effects	(0.13)	(0.20)	(0.03)
Non-GAAP diluted earnings per share (1)	$0.40	$0.40	$0.21

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	60,394	60,257	59,751

(1)	The per share calculations for GAAP net income, Non-GAAP adjustments and Non-GAAP diluted earnings per share are each computed independently. Per share amounts may not sum due to rounding.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 MAR 2020	31 DEC 2019
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$156,540	$172,250
Short-term investments	188,673	178,534
Accounts and notes receivable, net	147,945	146,878
Contract assets, net	43,959	38,102
Inventory, net	46,922	38,845
Prepaid expenses and other current assets	34,702	34,866
Total current assets	618,741	609,475

Property and equipment, net	43,065	43,770
Deferred tax assets, net	29,433	27,688
Intangible assets, net	11,929	12,771
Goodwill	24,752	25,013
Long-term investments	50,225	45,499
Long-term notes receivable, net of current portion	27,556	31,598
Long-term contract assets, net	12,293	9,644
Other assets	59,457	40,181
Total assets	$877,451	$845,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	31,568	25,874
Accrued liabilities	36,404	45,001
Current portion of deferred revenue	119,827	117,864
Customer deposits	3,325	2,974
Other current liabilities	3,891	3,853
Total current liabilities	195,015	195,566

Deferred revenue, net of current portion	91,886	87,936
Liability for unrecognized tax benefits	4,173	3,832
Long-term deferred compensation	3,430	3,936
Deferred tax liability	342	354
Other long-term liabilities	23,015	10,520
Total liabilities	317,861	302,144

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	543,305	528,272
Treasury stock	(155,947)	(155,947)
Retained earnings	175,699	172,265
Accumulated other comprehensive loss	(3,468)	(1,096)
Total stockholders’ equity	559,590	543,495
Total liabilities and stockholders’ equity	$877,451	$845,639

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2020	31 DEC 2019	31 MAR 2019
Cash flows from operating activities:
Net income (loss)	$4,074	$(12,379)	$6,419
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,881	3,165	2,800
Loss on disposal and abandonment of intangible assets	13	16	18
Loss (gain) on disposal and impairment of property and equipment, net	517	134	242
Stock-based compensation	20,195	48,300	7,905
Deferred income taxes	(1,548)	(4,041)	577
Unrecognized tax benefits	341	389	307
Other noncash, net	1,156	1,005	896
Provision for expected credit losses	902	—	—
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(9,700)	(8,333)	(21,994)
Inventory	(8,630)	1,399	(3,936)
Prepaid expenses and other assets	2,277	2,122	(3,152)
Accounts payable, accrued liabilities and other liabilities	(3,562)	18,495	(7,284)
Deferred revenue	4,499	(4,463)	3,232
Net cash provided by (used in) operating activities	13,415	45,809	(13,970)
Cash flows from investing activities:
Purchases of investments	(99,512)	(111,784)	(105,322)
Proceeds from call / maturity of investments	84,315	37,876	—
Purchases of property and equipment	(2,209)	(3,828)	(5,271)
Purchases of intangible assets	(45)	(76)	(162)
Proceeds of disposal from property and equipment	78	—	—
Investment in unconsolidated affiliate	(4,700)	—	—
Net cash used in investing activities	(22,073)	(77,812)	(110,755)
Cash flows from financing activities:
Proceeds from options exercised	28	8	100
Income and payroll tax payments for net-settled stock awards	(5,190)	(783)	(1,259)
Net cash used in financing activities	(5,162)	(775)	(1,159)
Effect of exchange rate changes on cash and cash equivalents	(1,890)	1,007	67
Net decrease in cash and cash equivalents and restricted cash	(15,710)	(31,771)	(125,817)
Cash and cash equivalents, beginning of period	172,355	204,126	351,027
Cash and cash equivalents, end of period	$156,645	$172,355	$225,210

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2020	31 DEC 2019	31 MAR 2019
Net cash provided by (used in) operating activities	$13,415	$45,809	$(13,970)
Purchases of property and equipment	(2,209)	(3,828)	(5,271)
Purchases of intangible assets	(45)	(76)	(162)
Investment in unconsolidated affiliate	(4,700)	—	—
Free cash flow, a non-GAAP measure	$6,461	$41,905	$(19,403)

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 MAR 2020	31 DEC 2019
	(Unaudited)
Cash and cash equivalents	$156,540	$172,250
Short-term investments	188,673	178,534
Long-term investments	50,225	45,499
Investment payable	(13,451)	—
Total cash and cash equivalents and investments, net	$381,987	$396,283